EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. (NASDAQ: ATBC), announces first quarter financial information.

JACKSONVILLE BEACH, FLORIDA, May 1, 2007

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces first quarter 2007 financial results.

Atlantic BancGroup reports that it posted net income of $460,000 for the first quarter of 2007, compared to net income of $445,000 for the same period of 2006, an increase of $15,000 or 3.4%.

Fully diluted earnings per share in the first quarter of 2007 were $.37, compared to $.36 for the same period of 2006.

Consolidated total assets at March 31, 2007 reached $252 million, an increase of 6.5% over the period end March 31, 2006. Consolidated deposits and consolidated net loans grew 11.5% and 8.4%, respectively, over the same period, with consolidated deposits at $206.3 million and consolidated net loans at $180.5 million at March 31, 2007.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Capital Market, Symbol ATBC. Further information may be obtained by contacting David L. Young, EVP/CFO at 904-247-4092, #125.